EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Reports Financial Results for Third Quarter of 2012

WEST CHESTER, OH, October 23, 2012 – AK Steel (NYSE: AKS) today reported a net loss of $60.9 million, or $0.55 per diluted share of common stock, for the third quarter of 2012, compared to a net loss of $3.5 million, or $0.03 per diluted share, for the third quarter of 2011. The 2012 third quarter results include a non-cash income tax expense of $33.1 million, or $0.30 per diluted share, as a result of the change in a tax valuation allowance. The company reported a loss before income taxes of $28.7 million for the third quarter of 2012, compared to a loss before income taxes of $6.8 million for the third quarter of 2011.
Net sales for the third quarter of 2012 were $1,463.5 million on shipments of 1,363,500 tons, compared to net sales of $1,585.8 million on shipments of 1,368,800 tons for the year-ago third quarter and net sales of $1,538.4 million on shipments of 1,335,800 tons for the second quarter of 2012. The company said its average selling price for the third quarter of 2012 was $1,073 per ton, a 7% decrease from both the second quarter of 2012 and the third quarter of 2011. The lower average selling price for the third quarter 2012 compared to the second quarter of 2012 was primarily due to lower spot market prices for carbon steel products, reduced raw material surcharges and a lower value-added product mix.
The company reported adjusted EBITDA (as defined in the table below) of $27.2 million, or $20 per ton, for the third quarter of 2012 compared to adjusted EBITDA of $59.3 million, or $43 per ton, for the third quarter of 2011. The adjusted EBITDA excludes EBITDA of noncontrolling interests as shown in the financial table included with this news release. Included in the results for the third quarter of 2012 were planned major maintenance outage costs of $28.5 million, primarily for outages at the company’s Ashland Works blast furnace and Middletown Works hot strip mill, compared to outage costs of $1.7 million for the third quarter of 2011. The 2012 third quarter results include a LIFO credit of $27.5 million, compared to a LIFO credit of $9.5 million in the third quarter of 2011 and a LIFO credit of $18.3 million for the second quarter of 2012.
“Challenging domestic and global economic conditions continue to weigh on shipping volumes and prices,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Additionally, while we expect to enjoy lower raw material costs in the future, we are still working through some higher cost raw material inventories.”
The company ended the third quarter of 2012 with $47.1 million of cash and cash equivalents and $557.8 million of availability under the company’s revolving credit facility, for total liquidity of $604.9 million.

Nine-Month Results
For the first nine months of 2012, the company reported a net loss of $796.9 million, or $7.21 per diluted share, which includes income tax expense of $767.3 million, almost entirely due to a non-cash change in a tax valuation allowance. For the corresponding 2011 period, the company reported net income of $38.3 million, or $0.35 per diluted share.
The company reported a loss before income taxes of $9.7 million for the first nine months of 2012, compared to income before income taxes of $64.4 million for the first nine months of 2011.
Net sales for the first nine months of 2012 were $4,510.6 million compared to $4,958.8 million for the first nine months of 2011. Shipments for the first nine months of 2012 were 4,025,200 tons compared to 4,288,900 tons for the first nine months of 2011.

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The company reported adjusted EBITDA of $164.4 million, or $41 per ton, for the first nine months of 2012, compared to adjusted EBITDA of $253.6 million, or $59 per ton, for the same period of 2011. Earnings for the first nine months of 2012 were negatively impacted by the decrease in sales along with higher coke costs, which were partially offset by decreases in costs for carbon scrap and energy.

Fourth Quarter 2012 Outlook
Consistent with its current practice, the company said that it will not provide detailed guidance for its fourth quarter results at this time. The company said that it intends to provide such detailed fourth quarter guidance later during the quarter. However, in advance of that guidance, the company noted that, based on current conditions, it expects to incur a net loss for the fourth quarter of 2012. The company notes that this anticipated net loss includes a non-cash tax expense for the fourth quarter as a result of an anticipated change in its tax valuation allowance, which the company expects to incur regardless of its fourth quarter pre-tax financial results.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Shipments (000 tons)	1,363.5	1,368.8	4,025.2	4,288.9
Selling price per ton	$1,073	$1,158	$1,120	$1,151

Net sales	$1,463.5	$1,585.8	$4,510.6	$4,958.8

Cost of products sold	1,385.0	1,482.6	4,186.4	4,585.2
Selling and administrative expenses	51.9	54.6	158.5	161.6
Depreciation	48.2	46.1	144.9	139.3
Pension and OPEB expense (income)	(9.6)	(8.9)	(28.0)	(26.7)
Total operating costs	1,475.5	1,574.4	4,461.8	4,859.4

Operating profit (loss)	(12.0)	11.4	48.8	99.4

Interest expense	22.4	13.5	60.4	33.7
Other income (expense)	5.7	(4.7)	1.9	(1.3)

Income (loss) before income taxes	(28.7)	(6.8)	(9.7)	64.4

Income tax provision (benefit)	23.8	(0.7)	767.3	29.6

Net income (loss)	(52.5)	(6.1)	(777.0)	34.8
Less: Net income (loss) attributable to noncontrolling interests	8.4	(2.6)	19.9	(3.5)

Net income (loss) attributable to AK Steel Holding Corporation	$(60.9)	$(3.5)	$(796.9)	$38.3

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.55)	$(0.03)	$(7.21)	$0.35

Weighted-average shares outstanding:
Basic	110.2	109.8	110.1	109.8
Diluted	110.2	109.8	110.1	109.9

Dividends declared and paid per share	$—	$0.05	$0.10	$0.15

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$47.1	$42.0
Accounts receivable, net	565.6	564.2
Inventory, net	727.8	418.7
Other current assets	66.4	249.5
Total current assets	1,406.9	1,274.4
Property, plant and equipment	5,984.5	5,967.2
Accumulated depreciation	(3,942.5)	(3,797.0)
Property, plant and equipment, net	2,042.0	2,170.2
Other non-current assets	471.8	1,005.3
TOTAL ASSETS	$3,920.7	$4,449.9

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings under credit facility	$42.0	$250.0
Accounts payable	603.2	583.6
Accrued liabilities	185.6	172.8
Current portion of long-term debt	0.7	0.7
Current portion of pension and other postretirement benefit obligations	125.4	130.0
Total current liabilities	956.9	1,137.1
Long-term debt, including $400.0 of credit facility borrowings at Sept. 30, 2012	1,349.5	650.0
Pension and other postretirement benefit obligations	1,503.4	1,744.8
Other non-current liabilities	524.8	540.8
TOTAL LIABILITIES	4,334.6	4,072.7

Equity (deficit):
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 123,779,646 and 123,229,210 shares in 2012 and 2011; outstanding 110,630,790 and 110,284,228 shares in 2012 and 2011	1.2	1.2
Additional paid-in capital	1,933.7	1,922.2
Treasury stock, common shares at cost, 13,148,856 and 12,944,982 shares in 2012 and 2011	(173.3)	(171.6)
Accumulated deficit	(2,173.9)	(1,366.0)
Accumulated other comprehensive income (loss)	(22.2)	2.7
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(434.5)	388.5
Noncontrolling interests	20.6	(11.3)
TOTAL EQUITY (DEFICIT)	(413.9)	377.2
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,920.7	$4,449.9
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(777.0)	$34.8
Depreciation	134.7	139.3
Depreciation—SunCoke Middletown	10.2	—
Amortization	12.8	11.7
Deferred income taxes	753.4	28.2
Pension and OPEB expense (income)	(28.0)	(26.7)
Contributions to pension trust	(170.2)	(170.0)
Contributions to Middletown and Butler retirees VEBAs	(31.7)	(87.6)
Other postretirement benefit payments	(48.3)	(56.7)
Working capital	(217.1)	(202.5)
Working capital—SunCoke Middletown	(29.8)	(11.1)
Other operating items, net	3.1	(14.8)
Net cash flows from operating activities	(387.9)	(355.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(31.8)	(88.0)
Capital investments—SunCoke Middletown	(17.5)	(163.2)
Investments in acquired businesses	(38.1)	—
Other investing items, net	4.6	0.7
Net cash flows from investing activities	(82.8)	(250.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	192.0	295.0
Proceeds from issuance of long-term debt	373.3	—
Redemption of long-term debt	(73.9)	(0.5)
Debt issuance costs	(8.6)	(9.2)
Proceeds from exercise of stock options	—	0.2
Purchase of treasury stock	(1.7)	(1.4)
Common stock dividends paid	(11.0)	(16.5)
SunCoke Middletown advances from noncontrolling interest owner	5.5	180.3
Other financing items, net	0.2	(0.1)
Net cash flows from financing activities	475.8	447.8

Net increase (decrease) in cash and cash equivalents	5.1	(158.1)
Cash and cash equivalents, beginning of period	42.0	216.8
Cash and cash equivalents, end of period	$47.1	$58.7
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AK STEEL HOLDING CORPORATION
ADJUSTED EBITDA
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA because management believes that it enhances the understanding of the company’s financial results. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made an adjustment to EBITDA in order to exclude the effect of noncontrolling interests. For purposes of this report, “Adjusted EBITDA” is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation and amortization. Adjusted EBITDA is presented because the company believes it is a useful indicator of its performance and ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies.
Neither current shareholders nor potential investors in the company’s securities should rely on adjusted EBITDA as a substitute for any GAAP financial measure and the company encourages investors and potential investors to review the following reconciliation of net income (loss) attributable to AK Holding to adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income (loss) attributable to AK Holding	$(60.9)	$(3.5)	$(796.9)	$38.3
Noncontrolling interests	8.4	(2.6)	19.9	(3.5)
Income tax provision (benefit)	23.8	(0.7)	767.3	29.6
Interest expense	22.4	13.5	60.4	33.7
Interest income	(0.1)	(0.2)	(0.3)	(0.4)
Depreciation	48.2	46.1	144.9	139.3
Amortization	2.2	2.6	11.4	11.1
EBITDA	44.0	55.2	206.7	248.1
Less: EBITDA of noncontrolling interests	16.8	(4.1)	42.3	(5.5)
Adjusted EBITDA	$27.2	$59.3	$164.4	$253.6

AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Tons Shipped by Product
Stainless/electrical	218.2	229.3	660.6	699.4
Coated	572.5	577.2	1,753.6	1,830.3
Cold-rolled	285.5	278.3	848.6	941.2
Tubular	31.5	32.4	103.5	99.4
Subtotal value-added shipments	1,107.7	1,117.2	3,366.3	3,570.3
Hot-rolled	211.2	222.6	553.3	622.2
Secondary	44.6	29.0	105.6	96.4
Subtotal non value-added shipments	255.8	251.6	658.9	718.6
Total shipments	1,363.5	1,368.8	4,025.2	4,288.9

Shipments by Product (%)
Stainless/electrical	16.0%	16.7%	16.4%	16.3%
Coated	42.0%	42.2%	43.6%	42.7%
Cold-rolled	20.9%	20.3%	21.1%	22.0%
Tubular	2.3%	2.4%	2.6%	2.3%
Subtotal value-added shipments	81.2%	81.6%	83.7%	83.3%
Hot-rolled	15.5%	16.3%	13.7%	14.5%
Secondary	3.3%	2.1%	2.6%	2.2%
Subtotal non value-added shipments	18.8%	18.4%	16.3%	16.7%
Total shipments	100.0%	100.0%	100.0%	100.0%

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